================================================================================


                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        Date of Report: January 29, 2003
                        (Date of earliest event reported)




                           VERIZON COMMUNICATIONS INC.
             (Exact name of registrant as specified in its charter)




               Delaware                               1-8606                                23-2259884
    (State or other jurisdiction of          (Commission File Number)         (I.R.S. Employer Identification No.)
            incorporation)


   1095 Avenue of the Americas,
   New York, New York                                                                        10036
   (Address of principal executive offices)                                                (Zip Code)



       Registrant's telephone number, including area code: (212) 395-2121



                                 Not applicable
          (Former name or former address, if changed since last report)



================================================================================

Item 9. Regulation FD Disclosure.

Set forth below is a press release issued by Verizon Communications Inc. on January 29, 2003 announcing earnings for the fourth quarter of 2002 and the year ended December 31, 2002, and providing its financial outlook for 2003.


NEWS RELEASE                                                      [VERIZON LOGO]


FOR IMMEDIATE RELEASE                       MEDIA CONTACTS:
JAN. 29, 2003                               PETER THONIS
                                            212-395-2355
                                            peter.thonis@verizon.com

                                            BOB VARETTONI
                                            212-395-7726
                                            robert.a.varettoni@verizon.com


                  VERIZON COMMUNICATIONS REPORTS STRONG YEARLY
                  OPERATIONAL GROWTH AND GIVES OUTLOOK FOR 2003

                            FOURTH-QUARTER HIGHLIGHTS

o    964,000 Verizon Wireless net customer additions, excluding acquisitions;
     32.5 million total customers

o 566,000 long-distance net customer additions, for a total of 10.4 million -- making Verizon the U.S.'s third largest long-distance carrier for consumers

o 148,000 new net digital subscriber lines (DSL), for a total of 1.8 million lines

                                 2002 HIGHLIGHTS

o Met or exceeded year-end targets for revenue growth, diluted EPS (earnings per share), capital expenditures, debt management, and long-distance and DSL customers

o    Total debt reduced by $10.2 billion, to $54.1 billion from $64.3 billion, a
     15.9 percent decrease

o Net debt (total debt less cash and cash equivalents) reduced by $10.7 billion, to $52.6 billion from $63.3 billion, a 16.9 percent decrease; commercial paper reduced 83.6 percent, to $2.1 billion from $12.8 billion

o $4.8 billion in free cash flow (cash from operating activities less capital expenditures of $12.0 billion, capitalized non-network software and dividends)

                                  2003 GUIDANCE

o EPS of $2.70 to $2.80, after offsets from reduced pension income, reduced income from 2002 access line sales, and expensing stock options

o    Comparable revenue growth of 0 to 2 percent

o Capital expenditures (including capitalized non-network software) of $12.5 to $13.5 billion

o    Net debt of $49 to $51 billion

Verizon News Release, page 2


         NEW YORK -- Verizon Communications Inc. (NYSE:VZ) today announced fourth-quarter 2002 diluted EPS of 83 cents, or 79 cents before special items, on the strength of comparable quarterly revenue growth and expense reduction, and continued strong sales of wireless, long-distance, DSL and bundled product offerings.

         For the fourth quarter, Verizon's reported earnings were $2.3 billion, or 83 cents per share, including a net of $99 million, or 4 cents per share, in special items. Nearly $1.2 billion in gains, primarily associated with $1.1 billion in tax benefits, were largely offset by after-tax charges totaling $1.1 billion, including $604 million primarily for pension and benefit costs related to prior force reductions, $292 million for costs related to the bankruptcy of Genuity Inc., $129 million for merger transition costs, and $42 million in other items. This is the final quarter that Verizon will incur transition costs.

         Reported operating revenues were $17.2 billion, and operations and support expenses were $11.0 billion in the fourth quarter 2002. Revenues, operating expenses and statistics described on a comparable basis exclude special gains and charges and the effects of the sale of 1.27 million switched access lines during third quarter 2002, and include the consolidation of Telecomunicaciones de Puerto Rico, Inc. (PRTC) and the deconsolidation of CTI Holdings S.A. beginning in 2002.

         Fourth-quarter operating revenues, on a comparable basis, increased 1.5 percent to $17.2 billion from $17.0 billion, including a double-digit increase for the second consecutive quarter in Verizon Wireless revenues, which grew 16.3 percent to $5.2 billion, from $4.4 billion in the fourth quarter of 2001. Fourth-quarter operations and support expenses, on a comparable basis, declined
3.5 percent to $9.6 billion, from $9.9 billion in fourth quarter 2001.

         Also today, Verizon Wireless will withdraw its registration statement for an initial public offering of equity securities, filed with the Securities and Exchange Commission, given the ongoing strong cash flow at Verizon Wireless and the lack of significant funding requirements that need to be addressed.

                            A YEAR OF GREAT PROGRESS

         Chief Executive Officer Ivan Seidenberg said, "We achieved great progress in 2002. Our business model proved strong enough to carry us through a very difficult economic environment and allowed us to anticipate and adapt to the unprecedented technological changes in our

Verizon News Release, page 3


industry. Throughout the year, we have focused on execution, generating cash flow and maintaining operational excellence, and we delivered on our financial and operational targets. While conserving capital, we met customer demands through product and packaging innovations and by using advanced technology to efficiently provide more capabilities through our world-class wireline and wireless networks."

         Seidenberg added, "Our wireless, long-distance and DSL businesses continue to position Verizon well in growth markets. We have built an excellent foundation for 2003. Our continuing product innovation, combined with the quality of our customer service and the sophistication, scope and reliability of our networks, has Verizon poised for more customer growth in the year ahead."

         In the fourth quarter, Verizon saw gains in EBITDA margins on a comparable basis. (EBITDA is determined by adding depreciation and amortization to operating income; EBITDA margin is calculated by dividing EBITDA by total operating revenues, or service revenues for Verizon Wireless.) Verizon's consolidated EBITDA margin was 44.4 percent in the quarter, a 290 basis-point improvement over fourth quarter 2001. Verizon Wireless' EBITDA margin was 40.1 percent, a 520 basis-point improvement over the prior year's quarter. The EBITDA margin at Verizon's largest business unit, Domestic Telecom, was 45.1 percent in the quarter, a 270 basis-point improvement over fourth quarter 2001.

         This also marked the eighth consecutive quarter that Domestic Telecom has reduced its operations and support expenses over the prior-year period. On a comparable basis with the fourth quarter 2001, these expenses decreased by 7.1 percent, to $5.5 billion, in the fourth quarter 2002. Year-over-year on a comparable basis, these expenses were reduced by $1.3 billion in 2002.

                                 CUSTOMER GROWTH

         Operationally in the fourth quarter, Verizon Wireless added 964,000 customers on a net basis, 34.8 percent more than in the prior year's quarter. Verizon added 566,000 long-distance customers on a net basis to become the nation's third-largest provider of consumer long-distance service, with 10.4 million customers. Net additions of DSL lines exceeded 148,000 in the quarter, for a year-end total of 1.8 million lines and a year-over-year increase of 50 percent.

Verizon News Release, page 4


         For the year, the total number of customers increased by 3.1 million, including acquisitions, for Verizon Wireless and 3 million for Verizon long distance. Nearly 570,000 customers subscribe to the Verizon "Veriations" package plans that were introduced less than six months ago. These plans bundle local services with various combinations of long distance, wireless and Internet access in a discounted package available on one bill.

                   YEAR-END FINANCIALS: STRONG CASH MANAGEMENT

         Verizon's 2002 earnings, before special items, were $8.4 billion, or $3.05 a share, compared to $8.2 billion, or $3.00 a share, in 2001. On a comparable basis, operating revenues were flat for the year, at $67.0 billion, while operating expenses declined 1.4 percent to $51.2 billion, from $51.9 billion in 2001.

         Total debt decreased 15.9 percent to $54.1 billion at year-end 2002, compared to $64.3 billion at year-end 2001. Verizon reduced commercial paper by $10.7 billion in 2002, to $2.1 billion at year-end 2002 compared to $12.8 billion at year-end 2001. Net debt was $52.6 billion at year-end 2002, which was at a lower level than the company's guidance.

         Free cash flow improved by $7.8 billion for the year, aided by improved cash from operations and by reductions in capital expenditures, which totaled $12.0 billion in 2002 compared to $17.4 billion in 2001.

         At year-end 2002, Verizon recorded a balance sheet adjustment for additional minimum liability (AML), in accordance with FAS 87 accounting rules. AML is the difference between the funded status and the accrued benefit obligation for each pension plan, determined on a plan-by-plan basis. Verizon's adjustment increased its employee benefit liabilities by $1.3 billion. This non-cash adjustment was recorded as an after-tax reduction in shareowners' investment of approximately $811 million.

         Seidenberg said, "We produced strong cash-management results in 2002, and we expect to continue this trend in 2003. Our guidance reflects a view that while the effects of the economic downturn may persist, we will be in a position to further reduce debt and operating expense. At the same time, we expect to stabilize revenue declines in certain markets, use our new nationwide long-distance capabilities to make inroads into the business market, and grow revenues in consumer markets through continued product and packaging innovation for wireline, wireless, long-distance and DSL services."

Verizon News Release, page 5


                                  2003 GUIDANCE

         Revenue growth, on a comparable basis, is anticipated to be 0 to 2 percent in 2003.

         The company anticipates that operational growth will contribute from 6 to 18 cents in EPS -- offset 41 to 43 cents by reduced pension income of 30 to 32 cents, reduced income from 2002 access line sales of 9 cents, and an accounting change of 2 cents to expense stock options. This results in a 2003 EPS target of $2.70 to $2.80, compared to last year's $3.05.

         Capital expenditures, including capitalized non-network software, are targeted in the $12.5 to $13.5 billion range, compared to $13.1 billion in equivalent expenditures in 2002.

         The company expects to once again generate significant free cash flow, which will continue to be utilized in its debt reduction program. Year-end net debt is targeted to decline to approximately $49 to $51 billion.

                   ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

         Effective Jan. 1, 2003, Verizon has adopted new accounting rules (SFAS
143) for recognizing the costs of legal obligations associated with the retirement of fixed assets. Verizon has not yet finalized the impact of adopting SFAS 143 but expects to record a one-time net income benefit of approximately $2 billion in the first quarter 2003 and an ongoing annual net income benefit of approximately 1 to 2 cents per share.

                            REPORTED RESULTS FOR 2002

         For the year, reported earnings were $4.1 billion, or $1.49 a share, including a net charge of $4.3 billion, or $1.56 a share. This net charge includes special gains of $4.0 billion related to the sales of assets and tax benefits. These gains were more than offset by charges, including $5.7 billion in investment-related items associated with Genuity, CANTV in Venezuela and other interests; $1.3 billion related to severance, pension and benefit costs; nearly $0.5 billion for the cumulative effects of an accounting change; merger transition costs of $0.3 billion; and other items totaling $0.5 billion.

         Reported operating revenues and operations and support expenses were $67.6 billion and $42.0 billion, respectively, for the year.

Verizon News Release, page 6


                           BUSINESS SEGMENT HIGHLIGHTS

         Following are fourth-quarter and year-end 2002 highlights from Verizon's four business segments.


DOMESTIC TELECOM:

         Current and prior periods exclude the 1.27 million switched access lines sold during the third quarter of 2002.

o More than half of Verizon's 10.4 million long-distance customers are in states in the former Bell Atlantic territory, and long-distance market share among consumers is more than 35 percent in New York and Massachusetts. Verizon has 2.7 million long-distance customers in New York and Connecticut, nearly 1 million customers in both Massachusetts and Pennsylvania, and nearly 500,000 customers in New Jersey.

o ONE-BILL service, which provides Verizon local, long-distance and wireless charges on a single monthly bill, is now available in 20 of the 29 states where Verizon provides wireline services, with more than 150,000 customers enrolled in the service.

o In November, Verizon's Enterprise Services Group launched its Enterprise Advance initiative to interconnect the company's local networks and provide large business and government customers with advanced communications services. Initial sales were generated based on the new regional availability of frame relay and SONET (Synchronous Optical Network) services that provide reliable high-speed transport.

o Data services revenues grew to more than $1.85 billion in the quarter, driven by nearly 7 percent quarterly growth over the same period last year for data transport services and 9.2 percent growth for the year. Annual data revenue reached nearly $7.3 billion.

o In the network services market, special access revenues increased 9.5 percent in the quarter, to $1.38 billion. For the year, special access revenues grew 11.6 percent, to $5.5 billion.

o Domestic access line equivalents increased 4.5 percent to 135.8 million, compared to the fourth quarter 2001.


VERIZON WIRELESS:

o Verizon Wireless continued its focus on quality, profitable growth. The company's strong fourth-quarter performance was due to its continued low churn, low-cost structure, increasing average revenue per user (ARPU) and strong demand for Verizon Wireless branded products.

Verizon News Release, page 7


o Retail net adds in the quarter were 929,000, up 18.4 percent over the fourth quarter 2001. The company also added 6,000 new customers from property acquisitions and 35,000 from reseller operations. The company's retail customer base grew 14.7 percent year-over-year to 31.4 million of the company's 32.5 million total customers.

o Monthly service revenue per subscriber increased to more than $49 for the quarter, up 6 percent over the prior year's quarter.

o The company continued to lead the industry in low-cost structure as cash expense per subscriber decreased more than 2 percent for the quarter and 1 percent for the year. EBITDA margin increased for the quarter and the year, to 40.1 percent and 39.1 percent, respectively.

o Retail churn for both the quarter and for 2002 continued to decrease year-over-year. Including post-pay and pre-pay, retail churn was 2.1 percent in the quarter and for the year. Churn in the retail post-pay segment, which is 91 percent of the company's base, was even lower -- at
     1.8 percent for the fourth quarter and the year. Total churn, including retail and resellers, was 2.1 percent in the quarter, and 2.3 percent for the year.

o Quarterly EBITDA increased more than 34 percent to $1.9 billion, while EBITDA for the year was up more than 15 percent to $6.9 billion. Service revenues for the quarter grew almost 17 percent to $4.7 billion, with total revenues up more than 16 percent to $5.2 billion. For the year, service revenues and total revenues each grew nearly 11 percent to $17.7 billion and $19.3 billion, respectively.

o Coupled with this growth, the company reduced its capital expenditures in 2002 to $4.4 billion from $5.0 billion in 2001, excluding capitalized non-network software.

o The company continued to invest in its premier network to preserve quality and gain new efficiencies. Network usage increased more than 45 percent in 2002 over 2001, while efficiency as measured by percentage of capital expenditures to revenue, capital expenditures per minutes of use and cost per minutes of use continued to improve.

o Demand for the company's data and text services continued to increase in the quarter. The company also launched more data-friendly devices with color screens, 1X speeds, and Get It Now capability for downloading games, entertainment and other applications. Text messaging continued to grow dramatically, with the number of billed messages increasing more than 43 percent over the prior quarter.

o Product innovation in the fourth quarter included a suite of services for corporate customers that enables them to receive alerts from and access and navigate their corporate e-mail and voice mail using their wireless phones and voice commands.

Verizon News Release, page 8


INTERNATIONAL:

         Reflects deconsolidation of CTI to the equity method and consolidation of PRTC in both the current and prior periods.

o Fourth-quarter revenues were $731 million, bringing full-year revenues to $3.0 billion, compared to $813 million and $3.2 billion in the fourth quarter and full-year 2001, respectively. The revenue decline reflects weak economic conditions and declining foreign exchange rates. Operating income improved 6.6 percent in the quarter, to $146 million, due primarily to cost reductions driven by improved productivity.

o The number of proportionate wireless customers in Verizon's core Americas properties grew by 12.8 percent to 3.0 million, compared to the prior year. Total proportionate wireless customers served by Verizon's International investments is now 8.7 million, compared to 8.9 million in 2001. Adjusted for assets sold during 2002, total proportionate wireless subscribers grew 12 percent.

o During 2002, International successfully implemented roaming agreements that enable customers of Verizon affiliates in Canada, Mexico and Puerto Rico to have seamless roaming services on the Verizon Wireless network when they are in the United States.

o During the fourth quarter, Verizon sold its 5.4 percent interest in Cable & Wireless plc. The transaction, which is part of the company's continuing efforts to sell non-strategic assets, resulted in proceeds of approximately $281 million. The impact of this sale has been removed from Verizon's International segment results and from Verizon's income before non-recurring items.


INFORMATION SERVICES:

o Fourth-quarter revenues from Verizon's directory publishing and electronic commerce operations of $1.4 billion decreased 3.8 percent primarily due to the impact of changes in publication dates. Revenues for 2002 of $4.3 billion were down slightly compared to 2001, reflecting the sale of certain wireline properties and related directories as well as reduced affiliate revenue.

o Revenues from SuperPages.com, Verizon's domestic Internet directory service, grew 43.3 percent and 63.7 percent over the fourth quarter and the year, respectively, as Information Services continues to be the dominant leader in online directory services. SuperPages.com yellow pages searches grew 28.7 percent and 82.4 percent over the fourth quarter and the year, respectively.

Verizon News Release, page 9


         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with
135.8 million access line equivalents and 32.5 million Verizon Wireless customers. Verizon is also the largest directory publisher in the world. With more than $67 billion in annual revenues and 229,500 employees, Verizon's global presence extends to 33 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

                                      ####

VERIZON'S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts and other information are available at Verizon's News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the duration and extent of the current economic downturn; materially adverse changes in economic or labor conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; our ability to satisfy regulatory merger conditions; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; our ability to recover insurance proceeds relating to equipment losses and other adverse financial impacts resulting from the terrorist attacks on Sept. 11, 2001; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

VERIZON COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME


                                                                                     (dollars in millions, except per share amounts)

                                                  3 Mos. Ended  3 Mos. Ended              12 Mos. Ended   12 Mos. Ended
Unaudited                                             12/31/02      12/31/01   % Change        12/31/02        12/31/01   % Change
---------                                         ------------  ------------   --------   -------------   -------------   --------
OPERATING REVENUES                                    $ 17,214      $ 17,011        1.2        $ 67,625        $ 67,190         .6

Operations and support expense                          11,001        12,714      (13.5)         41,952          41,651         .7
Depreciation and amortization expense                    3,427         3,495       (1.9)         13,423          13,657       (1.7)
Sales of assets, net                                        --           355     (100.0)         (2,747)            350          *
                                                      --------      --------                   --------        --------

OPERATING INCOME                                         2,786           447          *          14,997          11,532       30.0
Income (loss) from unconsolidated businesses                12        (1,736)         *          (4,414)         (5,042)     (12.5)
Other income and (expense), net                             34           181      (81.2)            140             449      (68.8)
Interest expense                                          (822)         (742)      10.8          (3,237)         (3,369)      (3.9)
Minority interest                                         (342)          (89)         *          (1,270)           (622)         *
Mark-to-market adjustment - financial instruments           14           (16)         *             (14)           (182)     (92.3)
Benefit (provision) for income taxes                       608           (71)         *          (1,618)         (2,176)     (25.6)
                                                      --------      --------                   --------        --------
INCOME (LOSS) FROM CONTINUING OPERATIONS                 2,290        (2,026)         *           4,584             590          *
Extraordinary item, net of tax                              --           (11)    (100.0)             (9)            (19)     (52.6)
Cumulative effect of accounting change                      --            --         --            (496)           (182)         *
                                                      --------      --------                   --------        --------
NET INCOME (LOSS)                                     $  2,290      $ (2,037)         *        $  4,079        $    389          *
                                                      ========      ========                   ========        ========

DILUTED EARNINGS PER SHARE (1)                        $    .83      $   (.75)         *        $   1.49        $    .14          *
Weighted average number of common
  shares-assuming dilution (in millions)                 2,772         2,716                      2,745           2,730


FOOTNOTE:

(1) Diluted Earnings per Share include the dilutive effect of shares issuable under our stock-based compensation plans and exchangeable equity interests, which represent the only potential dilution. There is no impact of dilutive securities in the fourth quarter of 2001, since a net loss from continuing operations was reported.

*  Not meaningful

VERIZON COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME BEFORE NON-RECURRING ITEMS


                                                                                  (dollars in millions, except per share amounts)

                                                3 Mos. Ended   3 Mos. Ended              12 Mos. Ended   12 Mos. Ended
Unaudited                                           12/31/02       12/31/01   % Change        12/31/02        12/31/01   % Change
---------                                       ------------   ------------   --------   -------------   -------------   --------
OPERATING REVENUES (1)
    Domestic Telecom                                $ 10,027       $ 10,296       (2.6)       $ 40,712        $ 42,081       (3.3)
    Domestic Wireless                                  5,166          4,443       16.3          19,260          17,393       10.7
    International                                        731            813      (10.1)          2,962           3,172       (6.6)
    Information Services                               1,374          1,428       (3.8)          4,287           4,313        (.6)
    Other                                                (84)           (14)         *            (219)             69          *
                                                    --------       --------                   --------        --------
TOTAL OPERATING REVENUES                              17,214         16,966        1.5          67,002          67,028         .0
                                                    --------       --------                   --------        --------

OPERATING EXPENSES (1)
    Operations and support expense                     9,570          9,921       (3.5)         37,749          38,187       (1.1)
    Depreciation and amortization expense              3,426          3,519       (2.6)         13,422          13,686       (1.9)
                                                    --------       --------                   --------        --------
TOTAL OPERATING EXPENSES                              12,996         13,440       (3.3)         51,171          51,873       (1.4)
                                                    --------       --------                   --------        --------

OPERATING INCOME                                       4,218          3,526       19.6          15,831          15,155        4.5
Operating income impact of operations sold (1)            --            165     (100.0)            382             584      (34.6)
Income from unconsolidated businesses                    151            197      (23.4)            732             674        8.6
Other income and (expense), net                           34            176      (80.7)            140             441      (68.3)
Interest expense                                        (822)          (722)      13.9          (3,237)         (3,299)      (1.9)
Minority interest                                       (358)          (162)         *          (1,333)           (891)      49.6
Provision for income taxes                            (1,032)        (1,087)      (5.1)         (4,152)         (4,474)      (7.2)
                                                    --------       --------                   --------        --------
ADJUSTED NET INCOME                                 $  2,191       $  2,093        4.7        $  8,363        $  8,190        2.1
                                                    ========       ========                   ========        ========

DILUTED ADJUSTED EARNINGS PER SHARE (2)             $    .79       $    .77        2.6        $   3.05        $   3.00        1.7
Weighted average number of common
    shares-assuming dilution (in millions)             2,772          2,734                      2,745           2,730


FOOTNOTES:

(1) Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results excluding significant operations sold, the previously announced Domestic Telecom access lines, as follows:

Revenues                                            $     --       $    243                   $    623        $    997
Expenses                                            $     --       $     78                   $    241        $    413

     Also, reflects the deconsolidation of CTI to the equity method and the consolidation of PRTC in both current and prior years.

(2) Prior year depreciation and amortization includes amortization of $.04 per diluted share for the quarter and $.14 per diluted share year-to-date related to intangible assets that are no longer being amortized, as required by SFAS 142.

*  Not meaningful

VERIZON COMMUNICATIONS INC.
EARNINGS RECONCILIATIONS


                                                                                     (dollars in millions, except per share amounts)

                             3 Mos. Ended 12/31/02      3 Mos. Ended 12/31/01      12 Mos. Ended 12/31/02    12 Mos. Ended 12/31/01
Unaudited                   Net Income   Diluted EPS   Net Income   Diluted EPS   Net Income   Diluted EPS   Net Income  Diluted EPS
---------                   ----------   -----------   ----------   -----------   ----------   -----------   ----------  -----------
REPORTED EARNINGS (LOSS)    $    2,290   $       .83   $   (2,037)  $      (.75)  $    4,079   $      1.49   $      389  $       .14
Non-recurring items:
    Mark-to-market
      adjustment
      - financial
      instruments                  (13)           --           15           .01           15           .01          179          .07
    Sales of assets and
      investments, net (1)          --            --          229           .08       (1,895)         (.69)         226          .08
    Transition costs               129           .05          184           .07          288           .10          578          .21
    Severance, pension
      and benefit charges          604           .22        1,001           .37        1,264           .46        1,001          .37
    Cumulative effect of
      accounting change             --            --           --            --          496           .18          182          .07
    International
      restructuring                 --            --           26           .01           --            --           26          .01
    Investment-related
      charges / (gains)
        CANTV                       --            --           --            --        1,400           .51           --           --
        MFN                         --            --           --            --          436           .16        1,136          .42
        CTI                         --            --          637           .23          190           .07          637          .23
        Genuity                    292           .11        1,251           .46        2,735          1.00        1,251          .46
        Telus                       --            --           --            --          430           .16           --           --
        C&W                        (45)         (.02)          90           .03          230           .08          952          .35
        Other                       --            --          591           .22          231           .08        1,519          .56
    NorthPoint settlement           --            --           --            --          114           .04           --           --
    Tax benefits                (1,121)         (.40)          --            --       (2,104)         (.77)          --           --
    Other special
       items (2)                    55           .02          106           .04          454           .17          114          .04
                            ----------   -----------   ----------   -----------   ----------   -----------   ----------  -----------

EARNINGS BEFORE NON-
  RECURRING ITEMS (3)       $    2,191   $       .79   $    2,093   $       .77   $    8,363   $      3.05   $    8,190  $      3.00
                            ==========   ===========   ==========   ===========   ==========   ===========   ==========  ===========

FOOTNOTES:

(1) Year-to-date includes $229 million related to the third quarter 2002 sale of TCNZ securities.

(2) Year-to-date 2002 includes $183 million related to WorldCom financial exposure.

(3) Totals for Diluted EPS do not add for all periods due to rounding in EPS calculations.


VERIZON COMMUNICATIONS INC.
SELECTED FINANCIAL AND OPERATING STATISTICS



                                                                        (dollars in millions, except per share amounts)

                                                        3 Mos. Ended    3 Mos. Ended    12 Mos. Ended    12 Mos. Ended
Unaudited                                                   12/31/02        12/31/01         12/31/02         12/31/01
---------                                               ------------    ------------    -------------    -------------
Debt ratio-end of period                                        62.4%           66.4%            62.4%            66.4%

Book value per common share                                 $  11.89        $  11.98         $  11.89         $  11.98

Cash dividends declared per common share                    $   .385        $   .385         $   1.54         $   1.54

Common shares outstanding (in millions)
    End of period                                              2,743           2,716            2,743            2,716

Capital expenditures
    Domestic Telecom                                        $  2,254        $  3,010         $  6,977         $ 11,480
    Domestic Wireless                                          1,373           1,664            4,354            5,006
    International                                                209             180              532              704
    Information Services                                          15              24               69               93
    Other                                                         25              16               52               88
                                                            --------        --------         --------         --------
    Total                                                   $  3,876        $  4,894         $ 11,984         $ 17,371
                                                            --------        --------         --------         --------

Total employees (1)                                          229,497         250,309          229,497          250,309
                                                            ========        ========         ========         ========

FOOTNOTE:

(1)  Prior period adjusted to reflect a comparable figure.

VERIZON COMMUNICATIONS INC.
CONSOLIDATED BALANCE SHEETS


                                                                                    (dollars in millions)

Unaudited                                                          12/31/02       12/31/01       $ Change
---------                                                       -----------    -----------    -----------
ASSETS
    Current assets
       Cash and cash equivalents                                $     1,438    $       979    $       459
       Short-term investments                                         2,042          1,991             51
       Accounts receivable, net                                      12,598         14,254         (1,656)
       Inventories                                                    1,502          1,968           (466)
       Net assets held for sale                                          --          1,199         (1,199)
       Prepaid expenses and other                                     3,341          2,796            545
                                                                -----------    -----------    -----------
    Total current assets                                             20,921         23,187         (2,266)
                                                                -----------    -----------    -----------
    Plant, property and equipment                                   178,028        169,586          8,442
       Less accumulated depreciation                                103,532         95,167          8,365
                                                                -----------    -----------    -----------
                                                                     74,496         74,419             77
                                                                -----------    -----------    -----------
    Investments in unconsolidated businesses                          4,988         10,202         (5,214)
    Intangible assets                                                46,739         44,262          2,477
    Other assets                                                     20,324         18,725          1,599
                                                                -----------    -----------    -----------
TOTAL ASSETS                                                    $   167,468    $   170,795    $    (3,327)
                                                                ===========    ===========    ===========


LIABILITIES AND SHAREOWNERS' INVESTMENT
    Current liabilities
       Debt maturing within one year                            $     9,288    $    18,669    $    (9,381)
       Accounts payable and accrued liabilities                      12,745         13,947         (1,202)
       Other                                                          5,014          5,404           (390)
                                                                -----------    -----------    -----------
    Total current liabilities                                        27,047         38,020        (10,973)
                                                                -----------    -----------    -----------
    Long-term debt                                                   44,791         45,657           (866)
    Employee benefit obligations                                     15,390         11,898          3,492
    Deferred income taxes                                            19,468         16,543          2,925
    Other liabilities                                                 4,015          3,989             26

    Minority interest                                                24,141         22,149          1,992

    Shareowners' investment
       Common stock                                                     275            275             --
       Contributed capital                                           24,685         24,676              9
       Reinvested earnings                                           10,536         10,704           (168)
       Accumulated other comprehensive loss                          (2,110)        (1,187)          (923)
                                                                -----------    -----------    -----------
                                                                     33,386         34,468         (1,082)

       Less common stock in treasury, at cost                           218          1,182           (964)
       Less deferred compensation -
          employee stock ownership plans and other                      552            747           (195)
                                                                -----------    -----------    -----------
    Total shareowners' investment                                    32,616         32,539             77
                                                                -----------    -----------    -----------
TOTAL LIABILITIES AND SHAREOWNERS' INVESTMENT                   $   167,468    $   170,795    $    (3,327)
                                                                ===========    ===========    ===========

VERIZON COMMUNICATIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                   (dollars in millions)

                                                                             12 Mos. Ended    12 Mos. Ended
Unaudited                                                                         12/31/02         12/31/01    $ Change
---------                                                                    -------------    -------------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
Income before extraordinary item and cumulative effect
    of accounting change                                                          $  4,584         $    590    $  3,994
Adjustments to reconcile income before extraordinary
    item and cumulative effect of accounting change to net cash provided by operating activities:
       Depreciation and amortization                                                13,423           13,657        (234)
       Sales of assets, net                                                         (2,747)             350      (3,097)
       Mark-to-market adjustment - financial instruments                                14              182        (168)
       Employee retirement benefits                                                   (501)          (1,327)        826
       Deferred income taxes                                                         1,722            1,065         657
       Provision for uncollectible accounts                                          2,905            1,952         953
       Loss from unconsolidated businesses                                           4,414            5,042        (628)
       Changes in current assets and liabilities, net of
         effects from acquisition/disposition of businesses                         (1,800)          (2,402)        602
       Other, net                                                                       86              664        (578)
                                                                                  --------         --------    --------
Net cash provided by operating activities                                           22,100           19,773       2,327
                                                                                  --------         --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                               (11,984)         (17,371)      5,387
Acquisitions, net of cash acquired, and investments                                 (1,093)          (3,142)      2,049
Proceeds from disposition of businesses                                              4,638              415       4,223
Proceeds from spectrum payment refund                                                1,740               --       1,740
Net change in short-term investments                                                  (168)            (407)        239
Other, net                                                                              39           (1,121)      1,160
                                                                                  --------         --------    --------
Net cash used in investing activities                                               (6,828)         (21,626)     14,798
                                                                                  --------         --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings                                                   7,882           14,199      (6,317)
Repayments of long-term borrowings and capital lease obligations                    (8,460)          (7,589)       (871)
Decrease in short-term obligations,
    excluding current maturities                                                   (11,024)            (546)    (10,478)
Dividends paid                                                                      (4,200)          (4,168)        (32)
Proceeds from sale of common stock                                                     915              501         414
Other, net                                                                              74             (322)        396
                                                                                  --------         --------    --------
Net cash provided by (used in) financing activities                                (14,813)           2,075     (16,888)
                                                                                  --------         --------    --------
INCREASE IN CASH AND CASH EQUIVALENTS                                                  459              222         237
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                         979              757         222
                                                                                  --------         --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                          $  1,438         $    979    $    459
                                                                                  ========         ========    ========

VERIZON COMMUNICATIONS INC.
DOMESTIC TELECOM - SELECTED FINANCIAL RESULTS

                                                                                                           (dollars in millions)

                                        3 Mos. Ended    3 Mos. Ended                 12 Mos. Ended    12 Mos. Ended
Unaudited                                   12/31/02        12/31/01    % Change          12/31/02         12/31/01    % Change
---------                               ------------    ------------    --------     -------------    -------------    --------
OPERATING REVENUES
     Local services                         $  4,906        $  5,277        (7.0)         $ 20,271         $ 21,438        (5.4)
     Network access services                   3,341           3,210         4.1            13,295           12,968         2.5
     Long distance services                      777             784         (.9)            3,170            3,070         3.3
     Other services                            1,003           1,025        (2.1)            3,976            4,605       (13.7)
                                            --------        --------                      --------         --------
TOTAL OPERATING REVENUES                      10,027          10,296        (2.6)           40,712           42,081        (3.3)
                                            --------        --------                      --------         --------

OPERATING EXPENSES
     Operations and support                    5,506           5,928        (7.1)           22,297           23,599        (5.5)
     Depreciation and amortization             2,359           2,373         (.6)            9,433            9,248         2.0
                                            --------        --------                      --------         --------
TOTAL OPERATING EXPENSES                       7,865           8,301        (5.3)           31,730           32,847        (3.4)
                                            --------        --------                      --------         --------

OPERATING INCOME                            $  2,162        $  1,995         8.4          $  8,982         $  9,234        (2.7)
OPERATING INCOME MARGIN                         21.6%           19.4%                         22.1%            21.9%

EBITDA                                      $  4,521        $  4,368         3.5          $ 18,415         $ 18,482         (.4)
EBITDA MARGIN                                   45.1%           42.4%                         45.2%            43.9%

FOOTNOTES:

The segment financial results above are adjusted to exclude the effects of non-recurring items. The company's chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intercompany and intersegment transactions have not been eliminated.

EBITDA is determined by adding depreciation and amortization to operating income. EBITDA margin is calculated by dividing EBITDA by total operating revenues.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.


VERIZON COMMUNICATIONS INC.
DOMESTIC TELECOM - SELECTED OPERATING STATISTICS


                                                3 Mos. Ended  3 Mos. Ended             12 Mos. Ended  12 Mos. Ended
Unaudited                                           12/31/02      12/31/01  % Change        12/31/02       12/31/01  % Change
---------                                       ------------  ------------  --------   -------------  -------------  --------
Switched access lines in service (000)
     Residence                                        37,460        38,542      (2.8)         37,460         38,542      (2.8)
     Business                                         19,992        21,092      (5.2)         19,992         21,092      (5.2)
     Public                                              522           591     (11.7)            522            591     (11.7)
                                                    --------      --------                  --------       --------
Total                                                 57,974        60,225      (3.7)         57,974         60,225      (3.7)
     Special DS0 equivalents                          77,823        69,769      11.5          77,823         69,769      11.5
                                                    --------      --------                  --------       --------
Total voice grade equivalents (000)                  135,797       129,994       4.5         135,797        129,994       4.5
                                                    --------      --------                  --------       --------

Resale & UNE-P lines (000)                             4,235         3,659      15.7           4,235          3,659      15.7
Minutes of use from Carriers and CLECs
  (in millions)                                       62,111        69,227     (10.3)        256,806        280,401      (8.4)
Long distance subscribers (excl. Verizon
  CLEC) (000)                                         10,404         7,443      39.8          10,404          7,443      39.8

High capacity and digital data revenues
  ($ in millions)
Data transport                                      $  1,665      $  1,557       6.9        $  6,616       $  6,058       9.2
Data solutions                                           188           203      (7.4)            680            725      (6.2)
                                                    --------      --------                  --------       --------
Total revenues                                      $  1,853      $  1,760       5.3        $  7,296       $  6,783       7.6
                                                    --------      --------                  --------       --------

FOOTNOTE:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

VERIZON COMMUNICATIONS INC.
VERIZON WIRELESS - SELECTED OPERATING RESULTS


                                                                                                             (dollars in millions)

                                           3 Mos. Ended    3 Mos. Ended                12 Mos. Ended    12 Mos. Ended
Unaudited                                      12/31/02        12/31/01    % Change         12/31/02         12/31/01    % Change
---------                                  ------------    ------------    --------    -------------    -------------    --------
REVENUES
    Service revenues                           $  4,713        $  4,031        16.9         $ 17,747         $ 16,011        10.8
    Equipment and other                             453             412        10.0            1,513            1,382         9.5
                                               --------        --------                     --------         --------
TOTAL REVENUES                                    5,166           4,443        16.3           19,260           17,393        10.7
                                               --------        --------                     --------         --------

OPERATING EXPENSES
    Operations and support                        3,278           3,035         8.0           12,327           11,379         8.3
    Depreciation and amortization                   899             960        (6.4)           3,293            3,709       (11.2)
                                               --------        --------                     --------         --------
TOTAL OPERATING EXPENSES                          4,177           3,995         4.6           15,620           15,088         3.5
                                               --------        --------                     --------         --------

OPERATING INCOME                               $    989        $    448       120.8         $  3,640         $  2,305        57.9

EBITDA                                         $  1,888        $  1,408        34.1         $  6,933         $  6,014        15.3
EBITDA MARGIN                                      40.1%           34.9%                        39.1%            37.6%

SELECTED OPERATING STATISTICS
Subscribers (000)                                32,491          29,398        10.5           32,491           29,398        10.5
Penetration                                        14.3%           13.3%                        14.3%            13.3%
Subscriber net adds in period* (000)                970             715        35.7            3,093            2,793        10.7
Total churn rate, including prepaid                 2.1%            2.7%                         2.3%             2.5%


FOOTNOTES:

The segment financial results above are adjusted to exclude the effects of non-recurring items. The company's chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intercompany and intersegment transactions have not been eliminated.

Prior year depreciation and amortization includes amortization related to intangible assets that are no longer being amortized, as required by SFAS 142.

EBITDA is determined by adding depreciation and amortization to operating income. EBITDA margin is calculated by dividing EBITDA by service revenues.

* Includes acquisition of 6,000 subscribers in fourth quarter 2002, 411,000 subscribers in the third quarter of 2002 and 68,000 subscribers in the first quarter of 2002.

VERIZON COMMUNICATIONS INC.
INTERNATIONAL - SELECTED FINANCIAL RESULTS

                                                                                                              (dollars in millions)

                                            3 Mos. Ended    3 Mos. Ended                 12 Mos. Ended    12 Mos. Ended
Unaudited                                       12/31/02        12/31/01    % Change          12/31/02         12/31/01   % Change
---------                                   ------------    ------------    --------     -------------    -------------   --------
OPERATING REVENUES                              $    731        $    813       (10.1)         $  2,962         $  3,172       (6.6)

OPERATING EXPENSES
    Operations and support                           458             536       (14.6)            1,823            2,013       (9.4)
    Depreciation and amortization                    127             140        (9.3)              532              535        (.6)
                                                --------        --------                      --------         --------
TOTAL OPERATING EXPENSES                             585             676       (13.5)            2,355            2,548       (7.6)
                                                --------        --------                      --------         --------

OPERATING INCOME                                $    146        $    137         6.6          $    607         $    624       (2.7)

EBITDA                                          $    273        $    277        (1.4)         $  1,139         $  1,159       (1.7)
EBITDA MARGIN                                       37.3%           34.1%                         38.5%            36.5%

INCOME FROM UNCONSOLIDATED BUSINESSES           $    184        $    202        (8.9)         $    861         $    754       14.2

PROPORTIONATE INFORMATION
Revenues                                        $  1,349        $  1,454        (7.2)         $  5,498         $  5,530        (.6)
Operating income                                $    268        $    334       (19.8)         $  1,248         $  1,350       (7.6)
Operating cash flow                             $    486        $    574       (15.3)         $  2,168         $  2,275       (4.7)

Access lines (000)                                 3,241           3,247         (.2)            3,241            3,247        (.2)
Wireless subscribers (000)                         8,704           8,865        (1.8)            8,704            8,865       (1.8)

FOOTNOTES:

The segment financial results above are adjusted to exclude the effects of non-recurring items. The company's chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results. Also, reflects the deconsolidation of CTI to the equity method and the consolidation of PRTC in both current and prior years.

EBITDA is determined by adding depreciation and amortization to operating income. EBITDA margin is calculated by dividing EBITDA by operating revenues.


VERIZON COMMUNICATIONS INC.
INFORMATION SERVICES - SELECTED FINANCIAL RESULTS

                                                                                                               (dollars in millions)

                                             3 Mos. Ended    3 Mos. Ended                 12 Mos. Ended    12 Mos. Ended
Unaudited                                        12/31/02        12/31/01    % Change          12/31/02         12/31/01   % Change
---------                                    ------------    ------------    --------     -------------    -------------   --------
OPERATING REVENUES                               $  1,374        $  1,428        (3.8)         $  4,287         $  4,313        (.6)

OPERATING EXPENSES
    Operations and support                            607             607          --             2,099            1,961        7.0
    Depreciation and amortization                      22              17        29.4                74               79       (6.3)
                                                 --------        --------                      --------         --------
TOTAL OPERATING EXPENSES                              629             624          .8             2,173            2,040        6.5
                                                 --------        --------                      --------         --------

OPERATING INCOME                                 $    745        $    804        (7.3)         $  2,114         $  2,273       (7.0)

EBITDA                                           $    767        $    821        (6.6)         $  2,188         $  2,352       (7.0)
EBITDA MARGIN                                        55.8%           57.5%                         51.0%            54.5%


FOOTNOTES:

The segment financial results above are adjusted to exclude the effects of non-recurring items. The company's chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intercompany and intersegment transactions have not been eliminated.

EBITDA is determined by adding depreciation and amortization to operating income. EBITDA margin is calculated by dividing EBITDA by operating revenues.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                Verizon Communications Inc.
                                            ------------------------------------
                                                        (Registrant)

Date:        January 29, 2003                       /s/ John F. Killian
       ----------------------------         ------------------------------------
                                            John F. Killian
                                            Senior Vice President and Controller